Exhibit 99.1

FOR IMMEDIATE RELEASE

ACUSPHERE ANNOUNCES PRICING OF COMMON STOCK AND WARRANT OFFERING

WATERTOWN, MA, June 12, 2007 — Acusphere, Inc. (NASDAQ: ACUS), announced that yesterday it entered into definitive agreements with institutional investors to raise $20.00 million in gross proceeds  in a “registered direct” offering through the sale of shares of its common stock and warrants. The Company estimates that net proceeds from the offering will be approximately $18.65 million, after deducting placement agent fees and estimated offering expenses.  Acusphere has entered into subscription agreements with these investors pursuant to which it has agreed to sell a total of 7,694,220 units, each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.4 shares of common stock at an exercise price of $3.10 per share, for a purchase price of $2.60 per unit.  Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.  The warrants will be exercisable beginning on December 15, 2007 and until June 15, 2012.  The closing of the transaction is scheduled to occur on June 15, 2007, subject to the satisfaction of customary closing conditions. Cowen and Company, LLC acted as exclusive placement agent for the offering.

A shelf registration statement relating to the securities that Acusphere intends to sell has previously been filed with, and has been declared effective by, the Securities and Exchange Commission (“SEC”).  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from the offices of Cowen and Company, LLC c/o ADP. 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. Acusphere’s lead product candidate, Imagify(TM) (perflubutane polymer microspheres) injectable suspension, is a cardiovascular drug which has completed pivotal Phase 3 clinical trials for the detection of coronary artery disease.

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Acusphere, Inc. Contact:
John F. Thero	Investors:
Sr. Vice President and CFO	Tel: (617) 925-3444
or	Email: IR@acusphere.com
Stephen Schultz Director, Corporate Communications (617) 648-8800	Media: (617) 648-8800